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                        LIBERTY FINANCIAL COMPANIES, INC.
                EXHIBIT 12 - Statement re Computation of Ratios
                                 ($ in millions)

                                                           Three Months Ended
                                                                March 31
                                                          -------------------
                                                           1998        1997
                                                          -------     -------
Earnings:

Pretax income                                              $45.4       $51.8
Add fixed charges:
  Interest on indebtedness                                   5.2         5.5
  Portion of rent representing
    the interest factor                                      1.0         1.1
Preferred stock dividends                                    0.2         0.2
Accretion to face
   value of redeemable
   convertible preferred stock                               0.2         0.2
                                                          -------     -------
Income as adjusted                                         $52.0       $58.8
                                                          =======     =======

Fixed charges:

Interest on indebtedness                                    $5.2         $5.5
Portion of rent representing
  the interest factor                                        1.0          1.1
Preferred stock dividends                                    0.2          0.2
Accretion to face
  value of redeemable
  convertible preferred stock                                0.2          0.2
                                                          -------      -------
 Total fixed charges                                        $6.6         $7.0
                                                          =======      =======

Ratio of earnings to fixed charges                         7.88x        8.40x
                                                          =======      =======
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